IMPORTANT NOTICE CONCERNING LIMITATIONS ON YOUR TRADING IN REPUBLIC BANCORP INC. DURING TAX DEFERRED SAVINGS PLAN BLACKOUT PERIOD

October 13, 2006

To: Directors and Executive Officers of Republic Bancorp Inc.

1. Please be advised that a “blackout period” for the Republic Bancorp Inc. Tax Deferred Savings Plan (the “Plan”) will be imposed on transactions involving the Republic Bancorp Inc. (the “Company”) common stock fund under the Plan. This blackout period, described in more detail below, is necessary for the Plan trustees to process and implement participants’ instructions with respect to the election of consideration in the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of June 26, 2006, by and between Citizens Banking Corporation and the Company. UNDER THE SARBANES-OXLEY LAW ENACTED IN 2002, THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY ARE GENERALLY PROHIBITED FROM ENGAGING IN TRANSACTIONS INVOLVING THE COMPANY EQUITY SECURITIES (INCLUDING OPTIONS AND OTHER DERIVATIVES BASED ON COMPANY STOCK) DURING THIS BLACKOUT PERIOD IN ADDITION TO OTHERWISE COMPLYING WITH THE COMPANY’S INSIDER TRADING POLICY. Dispositions of equity securities of the Company in connection with the Merger, including your election of merger consideration, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2. As a result of the need to process participant election instructions about the Merger, during the blackout period, participants in the Plan will be temporarily unable to (1) make exchanges into or out of the Company stock fund under the Plan, including allocations of new contributions to the Company stock fund, (2) take distributions or other withdrawals of money invested in the Company stock fund under the Plan, (3) take loans of money invested in the Company common stock fund under the Plan, and (4) engage in other transactions involving the Company stock fund.

3. The blackout period for the Plan is expected to begin at 4:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 16, 2006. Assuming that the Merger with Citizens is completed on December 29, 2006, it is currently expected that the blackout period will end during the week beginning January 15, 2007. However, due to the existence of certain conditions that must be satisfied or waived prior to the completion of the Merger, we are unable to assure that the Merger will be completed on December 29, 2006 (or at all) and it could potentially be completed prior to December 29, 2006. The blackout period will be lifted promptly if the Merger is not to be completed. The Company has the right to extend the blackout period if the completion of the Merger is delayed or additional time is needed to process participant election instructions. The Company can also end the blackout period earlier if the conditions applicable to the Merger are not satisfied or if the participant election instructions are processed more quickly than anticipated. The Company will notify you if the blackout period is extended or shortened. You can determine whether the blackout period has ended or been extended by calling Thomas F. Menacher at (989) 725-7337.

4. Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. You may be deemed to have an interest in transactions in equity securities of the Company effected by your family members. As indicated above, however, dispositions of equity securities of the Company in connection with the Merger are excluded from the trading restrictions.

5. The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the Company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. The following are examples of transactions that you may not engage in during the blackout period:

•	Exercising stock options or warrants granted to you in connection with your service as a director or executive officer;

•	Selling Company stock that you acquired by exercising options or warrants; and

•	Selling Company stock that you originally received as a restricted stock grant.

7. There are certain exemptions, including:

•
Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders; and

•	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transactions.

8. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

9. If you have any questions concerning the blackout period or regarding this blackout notice, please contact Thomas F. Menacher at 989-725-7337. Alternatively, you may contact Thomas F. Menacher by mail at the following address: 1070 East Main Street, Owosso, Michigan 48867.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON DIRECTORS AND EXECUTIVE OFFICERS WHO VIOLATE THEM COULD BE SEVERE.

WE THEREFORE REQUEST THAT YOU CONTACT THOMAS F. MENACHER AT (989) 725-7337 BEFORE ENGAGING IN ANY TRANSACTION INVOLVING THE COMPANY STOCK OR DERIVATIVES BASED ON THE COMPANY STOCK DURING THE BLACKOUT PERIOD, OR IF YOU BELIEVE THAT ANY SUCH TRANSACTION IN WHICH YOU HAVE A PECUNIARY INTEREST MAY OCCUR DURING THE BLACKOUT PERIOD.

Signed: /s/ Thomas F. Menacher
Thomas F. Menacher
Corporate Secretary